EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges



                                                                                    Six months ended
                                                                                        June 30,
(Dollars in millions)                                                             2000              1999
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $         61.4    $         53.1
    Fixed charges                                                                   110.9              66.3
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $        172.3    $        119.4
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $        109.1    $         64.5
    Preferred stock dividends                                                         1.8               1.8
                                                                           ------------------------------------
                                                                           $        110.9    $         66.3
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                       1.55              1.80
                                                                           ====================================
